INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Fidelity Bankshares, Inc. and its wholly-owned subsidiary, Fidelity Federal Bank and Trust, on Form S-1 of our report dated February 14, 2000, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

West Palm Beach, FL
January 4, 2001